Exhibit 3.1

AMENDMENT TO

AMENDED & RESTATED BY-LAWS OF

QUALITY DISTRIBUTION, INC.

August 14, 2013

The undersigned, being the Secretary of Quality Distribution, Inc., a corporation organized and existing under and by virtue of the laws of the State of Florida (the “Corporation”), hereby certifies the Amendment to the Amended & Restated By-Laws (the “By-Laws”) of the Corporation as follows:

RECITAL

WHEREAS, the Board of Directors (the “Board”) determined that the By-Laws of the Company should be amended to permit the Board to determine by resolution the number of directors that the entire Board comprises.

AMENDMENT

THEREFORE, the Board, acting pursuant to Section 607.1020 of the Florida Business Corporation Act (the “FBCA”) and Article XIV of the By-Laws, acting at duly called meeting thereof on the date first written above, amended Article III, Section B of the By-Laws, to delete all existing text and replace it in its entirety with the following:

SECTION E. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer, the President or, if the corporation then has a lead independent director (or other director of comparable authority who is not the Chairman of the Board) constituted as such pursuant to corporate governance guidelines or other policy duly adopted by the Board, by such director. The person or persons authorized to call special meetings of the Board of Directors may fix the place for holding any special meetings of the Board of Directors called by him or them, as the case may be. If no such designation is made, the place of meeting shall be the principal office of the corporation in the State of Florida.

The effective date of this Amendment is the date first written above.

Henceforth all references in the By-laws to the term “by-laws” shall be deemed to refer to the By-laws as amended by this Amendment. This Amendment supplements and is hereby made a part of the By-laws, and the By-laws and this Amendment shall, from and after the date hereof, be read together and shall constitute the By-laws of the Corporation within the meaning of the FBCA.

IN WITNESS WHEREOF, the undersigned hereby certifies the due adoption of this Amendment to the Amended & Restated By-Laws of the Corporation in his capacity as Secretary of the Corporation.

/s/ John T. Wilson
John T. Wilson
Secretary